--------------------
      FORM 5
--------------------

|_|  CHECK THIS BOX IF NO LONGER SUBJECT TO
     SECTION 16.  FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE.
     SEE INSTRUCTION 1(B).
|_|  FORM 3 HOLDINGS REPORTED
|_|  FORM 4 TRANSACTIONS REPORTED.



                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549

                              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

----------------------------------------------------- -------------------------------------------------------
1.  Name and Address of Reporting Person(1)           2.  Issuer Name and Ticker or Trading Symbol

O'Brien, Jeremiah                                     NUWAVE TECHNOLOGIES, INC. (WAVE)



----------------------------------------------------- ---------------------------- --------------------------
   (Last)           (First)              (Middle)     3. IRS Identification        4.  Statement for
                                                         Number of Reporting           Month/Year
One Passaic Avenue                                       Person, if an entity                12/01
                                                         (Voluntary)
-----------------------------------------------------                              --------------------------
                    (Street)                                                       5.  If Amendment, Date
                                                                                       of Original
Fairfield, NJ 07004                                                                    (Month/Year)



----------------------------------------------------- -------------------------------------------------------
   (City)           (State)           (Zip)

--------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
         (Check all applicable)
        Director                         10% Owner
-------                           ------
   X      Officer (give                  Other (specify
---------  title below)           ------ below)
-----------------------------------------------------------




-----------------------------------------------------------
7.  Individual or Joint/Group Reporting
     (Check applicable line)
  X   Form filed by One Reporting Person
-----
        Form filed by More Than One Reporting Person
-----
-----------------------------------------------------------


-----------------------------------------------------------

               TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                 2. Transaction  3. Transaction Code  4. Securities Acquired (A) or      5. Amount of
     (Instr. 3)                          Date            (Instr. 8)           Disposed of (D)                    Securities
                                                                                                                 Beneficially
                                        (Month/Day/                           (Instr. 3, 4 and 5)                Owned at End of
                                           Year)                           ----------------------------------    Issuer's Fiscal
                                                                              Amount    (A) or (D)    Price      Year
                                                                                                                 (Instr. 3 and 4)
------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------

------------------------------------- --------------- -------------------- ------------ ----------- --------- ---------------------


-----------------------------------
6.                7. Nature of
   Ownership         Indirect
   Form:             Beneficial
   Direct (D)        Ownership
   Or Indirect(I)

   (Instr. 4)        (Instr. 4)
----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

----------------- -----------------

                                  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
FORM 5 (CONTINUED)                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------- -------------- -------------- ---------- -------------- ------------------------ ---------------------------
1.   Title of          2. Conversion  3.Transaction  4. Trans-  5. Number of    6. Date Exercisable and  7. Title and
     Derivative           or            Date            action     Derivative      Expiration Date          Amount of Underlying
     Security             Exercise      (Month/         Code       Securities      (Month/Day/              Securities
                          Price of      Day/                       Acquired        Year)
     (Instr. 3)           Derivative    Year)                      (A) or                                   (Instr. 3 and 4)
                          Security                   (Instr. 8)    Disposed
                                                                   of (D)
                                                                   (Instr. 3,
                                                                   4, and 5)
---------------------- -------------- -------------- ---------- -------------- ------------------------ ---------------------------
                                                                               Date          Expiration  Title          Amount or
                                                                               Exercisable   Date                       Number of
                                                                  (A)    (D)                                            Shares
---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------
Stock Option              $0.610         4/30/01          A       5,000           4/30/01      4/30/11    Common Stock     5,000
---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------
Stock Option              $0.790         6/12/01          A      50,000           6/12/01     12/18/01    Common Stock    50,000
---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------
Stock Option              $0.790         6/12/01          A      25,000           6/12/01     12/26/01    Common Stock    25,000
---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------
Stock Option              $1.160         7/18/01          A       7,143           7/18/01      7/18/11    Common Stock     7,143
---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------

---------------------- -------------- -------------- ---------- -------- ----- ------------- ---------- --------------- -----------


----------- --------------- --------------- ---------------
8. Price    9. Number       10. Ownership   11. Nature
   of          of               of              of
   Deriva-     Derivative       Derivative      Indirect
   tive        Securities       Security:       Bene-ficial
   Security    Beneficially     Direct(D)       Owner-
               Owned at         or              ship
   (Instr.     End of           Indirect(I)
   5)          Year                             (Instr. 4)
                                (Instr. 4)
              (Instr. 4)
----------- --------------- --------------- ---------------



----------- --------------- --------------- ---------------
                                 D
----------- --------------- --------------- ---------------
                                 D
----------- --------------- --------------- ---------------
                                 D
----------- --------------- --------------- ---------------
              175,000            D
----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

----------- --------------- --------------- ---------------

Explanation of Responses:  *Performance Based


                                /s/ Jeremiah O'Brien                    2/12/02
                                -------------------------------------- ---------
                                Signature of Reporting Person (1)        Date

(1) International misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If spaced provided is insufficient, see Instruction 6 for procedure.